Exhibit 10.14
EMPLOYMENT CONTRACT
[English Translation]
BETWEEN :
ACCENTURE
hereafter referred to as “Accenture” on the first hand
AND :
Name:
Address:
Social Security number:
hereafter referred to as the “Partner” on the other hand
HAVE AGREED AND CERTIFY THE FOLLOWING:
Article 1 — Purpose
1.1 The Partner is bound to Accenture with an employment contract. Within the context of the reorganization of the various international Accenture entities, the Partner and Accenture (hereafter called “the Group”) have decided to replace the former employment contract(s) with the present employment contract, in order to standardize the Partners’ employment contracts clauses.
1.2 Consequently, the Partner and Accenture agree to have the present employment contract replace all the former work contracts and their addenda.
1.3 The contractual relationship between the Partner and Accenture is ruled by the present employment contract, as of 1st June 2001.
1.4 This employment contract is ruled by our “Convention Collective” (Collective Industry Agreement), by all documents applicable to the Partner, and in particular our “Règlement Intérieur” (Internal procedures and policies), by all processes applied within Accenture, by the Group policies, and in particular all policies applying specifically to Partners, and by the terms and conditions of this contract. All documents listed in this article are at the Partner’s disposal in the Accenture Paris head office.
Article 2 — Nature of the Professional Duties
2.1 The Partner shall:
-	Approach prospective customers and supervise proposals,

-	Manage the relationship between Accenture and the clients’ general and operational management,

-	Actively participate to the strategic formulations to clients,

-	Supervise the management of client consulting projects and contribute to develop strategic scenarios,

-	Evaluate resources and time requested to fulfill the consulting mission, ensure adequacy between the consultants’ skills and the work to be carried out, ensure work delivered to clients is high quality and meets the clients’ need, satisfaction and terms of the contract,

-	Supervise resources, more particularly on client projects, participate to their professional development, monitor their work conditions and motivation,

-	Actively participate to Accenture internal management and development in France, in particular with regards to recruiting, human resources management, sound financial monitoring of activities and to any project, upon request from management,

-	Develop high expertise on the company strategies and on services and solutions proposed by Accenture, by participating to Accenture international work groups,

-	Fulfill his duties diligently, whether these are mandates that have been given to him or representation duties he has been entrusted with.
2.2. These duties are likely to evolve because of Accenture adaptability to the market constraints on the one hand, and because of the Partner’s’ competencies and increase of his skills on the other hand.
2.3 The Partner acknowledges he will need to deal with documents and work in English, because of the international scope of the Group and its clients.
Article 3 — Compensation
3.1. Base Salary
3.1.1 The Partner shall receive as compensation the annual gross salary of reference shown in Appendix A. Salary is payable over 12 months by wire transfer directly on the Partner’s bank account.
3.1.2 The Partner and Accenture expressly agree that the legal regulations on working time are not applicable to the Partner because of his position as “Cadre Dirigeant” (Top Executive). As a result, the Partner will not be authorized to claim payment of overtime.
3.1.3 The Partner and Accenture agree that 10% of the above mentioned salary will be paid as an advance payment of the non-compete clause of Article 15 of this employment contract. This advance payment shall stop when salary payment stops. Advance payment paid to the Partner for the duration of the present work contract will hence be considered as the financial compensation of the non-compete clause described in Article 15 hereafter.
3.2. Monthly bonus
3.2.1 The Partner is liable to receive a monthly bonus, whose payment and gross amount shall be discretionary and shall depend on the annual budget of the Group, set at beginning of each fiscal year. Any monthly bonus shall be paid, if applicable, with the salary, directly on the Partner’s bank account.
3.2.2 Notwithstanding the monthly nature of this bonus, Accenture reserves the right to cancel its principle and implementation at each new fiscal year.
3.3. Quarterly bonus
3.3.1 The Partner is liable to receive a quarterly bonus whose payment and gross amount shall (i) be discretionary and shall depend on the compensation policy applied in the Group and (ii) be based on the achievements by the Group of the quarterly targets set in the annual budget of the Group at beginning of each fiscal year.
3.3.2 Any quarterly bonus shall be paid, if applicable, 2 months after the end of the quarter concerned, directly to the Partner’s bank account.

3.4. Annual Bonus
3.4.1 The Partner is liable to receive an annual bonus whose payment and gross amount shall be discretionary and shall depend on the compensation policy applied in the Group.
3.4.2 Consequently, it will be decided at each end of fiscal year if payment of this bonus is appropriate and which bonus amount should be granted.
3.4.3 Each annual bonus shall be paid, if applicable, within 3 months after the end of the fiscal year concerned, directly to the Partner’s bank account.
3.5. Terms applicable to both the quarterly and annual bonuses
3.5.1 Payment of bonuses related to budget periods which have expired before receipt by Accenture of the Partner’s resignation letter or before receipt by the Partner of a dismissal letter, shall be paid according to the above terms, even though the Partner is executing his notice period or has left the firm at payment date.
3.5.2 No quarterly bonus related to a quarterly budget period shall be paid to the Partner if he notified his resignation or was notified of his dismissal during this quarterly budget period.
3.5.3 The annual bonus due to the Partner for the fiscal year of his departure, if applicable, will be prorated (prorata temporis) from the beginning of the fiscal year until the month preceding the Partner’s dismissal or resignation notification. If applicable, this prorated annual bonus shall be paid at the end of the fiscal year.
3.5.4 Bonuses due to the Partner shall be paid to him even though actual payment occurs after the Partner left Accenture.
3.5.5 Payment of bonuses related to several budget periods, successive or not, does not open any right for future payments.
3.6 The Partner is liable to receive shares or stock options of the Group. Grant of shares or stock options is discretionary. Shares or stock options granted to the Partner are subject to the rules of the “Stock Incentive Plan.”
Article 4 — Status
The Partner’s status will be “Cadre”, coefficient 270. He shall be affiliated to CRICA and UPS (complementary retirement pension plans) and to the Accenture protection plan.
Article 5 — Duration
5.1 This employment contract is a permanent contract and shall take effect on 1st June 2001.
5.2 Each party shall be able to terminate this employment contract, provided they comply with French regulations and our “Collective Industry agreement” regulations and rules.
5.3 Accenture reserves the right to release the Partner from executing his notice period.
Article 6 — Trial Period
The Partner shall not have a trial period, due to his experience within Accenture. The Partner’s seniority is kept entirely.

Article 7 — Work Location
7.1 The Partner shall be based in the Accenture Paris head office.
7.2 Because of the nature of his duties, the Partner is considered as mobile and shall be requested to work and travel in France and abroad, in all Accenture offices or the Group offices, as well as in the Group or Accenture clients’ offices and premises. The Partner expressly acknowledges and accepts that, should Accenture wish to change the main location of the Partner’s activities, this modification shall not constitute a substantial modification of this employment contract and shall not open rights to perceive any related compensation, except for possible moving allowances. Besides, should Accenture transfer its registered office or the home office of the Partner elsewhere, this shall not constitute a substantial modification of this employment contract.
7.3 The Partner shall have a valid passport, allowing him to travel abroad.
7.4 The Partner shall be reimbursed for his travel expenses, in accordance with the Group policies and procedures.
7.5 Should the Partner be assigned abroad, and in accordance with the Group policies and procedures, a tax equalization scheme is operated to guarantee fiscal and social taxes neutrality, so that the Partner shall not bear any additional tax or gain a fiscal or social benefit. If applicable, the Partner shall bear a hypothetical tax corresponding to the social and fiscal taxes he would have paid, had he stayed in France. Foreign taxes shall be borne by Accenture. Terms and conditions of the tax equalization scheme are described in the Inter/Intra-Area Assignment Policy which can be obtained from the Human Resources Department.
7.6 The Partner authorizes Accenture to withhold from his salary the amount of the hypothetical tax calculated according to the Inter/Intra-Area Assignment Policy.
7.7 Should the Partner leave Accenture, he shall authorize Accenture to withhold the balance due for his hypothetical tax from his final settlement. Should the hypothetical tax balance exceed the amount of the final settlement, the Partner shall pay the remaining balance by check.
Article 8 — General Rules on Employment Contract Termination
In the event of this employment contract termination, the Partner:
-	shall be considered as resigning from all mandates and duties that were given to him due to his position as a Partner. He shall be considered as resigning from his mandates, in any committee or board within Accenture or the Group, and from all his representation duties, whether they are internal within Accenture or the Group, or external. If required by the Accenture France Chairman, he shall write any letter to acknowledge his resignation from these mandates or representation duties;

-	shall immediately reimburse Accenture all money he owes the company. Accenture is authorized to withhold from his final settlement the full balance of money owed, to the limit of the legal provisions;

-	shall return Accenture all documents and equipment that had been given to him to carry out his duties, in accordance with Articles 11 and 12 of this employment contract.
Article 9 — Intellectual and Industrial Property
9.1 This Article 9 applies to all work, intellectual inventions of all kinds, including know-how, methods and methodologies, technologies, development, equipment and models, software and related documentation, as well as all creations that can be protected by the Intellectual or Industrial Property or by any other means (named as Creations hereafter), designed or developed by the Partner, alone or in collaboration, in any location, within the scope of his employment at Accenture.

9.2 The Partner acknowledges that Creations he conceived alone or in collaboration, in the scope of this employment contract or any prior Accenture employment:
-	are produced at the initiative of Accenture and under Accenture control (and/or the Group), and

-	shall belong to Accenture with no exception or restriction. Accenture can take any measure to protect them. Consequently, Accenture is authorized to patent, publish, communicate and disclose them, directly or indirectly, under Accenture name or under the name of an entity of the Group, or to transfer them, more particularly within the Group.
Consequently, the Partner agrees to cooperate to facilitate the protection of the Creations in the interest of Accenture, by protecting confidentiality on these Creations, except with Accenture Management, and by signing all necessary documents as required by Accenture during and after employment.
9.3 If needed, and more specifically to comply with the Intellectual Property code, our “Convention Collective” (Collective Industrial Agreement) and the Group policies and procedures, the Partner agrees in granting Accenture, with no exceptions or restrictions and all guarantees and related guarantees, all the rights he retains or shall retain on all Creations of any kind — more particularly blueprints, studies, methods, documentation, recordings, software, requirements and specifications files, databases, IT Creations, pictures, sounds, graphics, sketches, logos, prototypes, models, screens, files and folders, architecture, navigation, graphical chart, catalog — and inventions he conceived or shall conceive during his employment at Accenture.
9.4 In compliance with the terms of Article L.131-3 of the Intellectual Property code, all rights given include rights to represent, copy, adapt, integrate, digitalize and distribute all Creations, fully or partially, as well as the development and operation rights deriving from each element as described here below, and more particularly:
-	the right to represent and copy with no limit, each Creation on its own, fully or partially, or put together with one or more other elements, under any form, by all means and processes, on any kind of existing and future medium, known or unknown, and more particularly digital, magnetic, “optonumeric”, downloaded media, paper based or paper derived, microfilms, videos, disks and floppy disks, DVDs, CDs, CDIs, CD Roms, Internet, intranet, extranet, tapes, listings,

-	the right to represent and publish Creations, fully or partially, by all means of communication, presently known or unknown, and more particularly any telecommunications network, interactive data communication systems, downloading, remote transmission, transmission via terrestrial network satellite or cables, on-line networks such as Minitel, audiotext, Internet, intranet, extranet,

-	the right to adapt, modify, translate, change, combine, assemble, put together, arrange and transcribe Creations, fully or partially, and the right to integrate them into other works, the right to adapt, modify, develop, follow-up, and produce new versions, use, maintenance of Creations and software, translations in all languages and programming languages, use of algorithms, for any purpose, as well as the right to copy, represent and market the modified, adapted new Creation or derived Creation, in compliance with this Article 9,

-	the right to distribute, rent, lend, market and publish Creations by all means, to anyone, free of charge or not,

-	the right to grant to any third-party all reproduction, publication or marketing rights and all licences of any kind, on any medium, by all means,

-	the right to sell or give free of charge, all or part of the rights described in this contract, in particular to any entity of the Group,

-	the right for Accenture to use Creations for its personal usage or for third-parties, with no restriction,

-	more generally, the entire proprietary copyrights.

9.5 All software, as well as all design and operational equipment created by the Partner, either during his employment within or outside Accenture, or according to Accenture instructions, or in the sphere of activity of Accenture, or thanks to knowledge and techniques and/or means specific to Accenture, or to data provided by Accenture, expressly belong to Accenture in the source and object version, whatever the legal protection regulations for Creations are, such as copyright or inventions patents.
9.6 The Partner guarantees he is not bound to any agreement restricting or prohibiting him from transferring the rights described in this contract.
9.7 This transfer of intellectual property rights is valid for the whole world and for the entire copyright duration linked to the Creations.
9.8 The transfer of the intellectual property rights to Accenture will occur on a regular basis, as soon as Creations and other elements are produced. Consequently, Accenture shall be authorized to possess them, whatever their completion state is if, for any reason whatsoever, the employment contract is terminated.
9.9 As a result to this transfer, the Partner expressly acknowledges he is prohibited from copying or re-using, under whatever form, part or whole of the rights transferred, notwithstanding his right to re-use experience and know-how acquired during his employment.
9.10 The Partner agrees not to claim possible moral rights on the Creations to Accenture, any entity of the Group, Accenture or the Group Clients, or the owners of a user licence.
9.11 The financial compensation of this transfer is included in the Partner’s gross compensation, as described in this employment contract. It may be reconsidered by both parties to be a fair compensation for the patentable creations conceived outside the mission, for which Accenture would get a patent.
9.12 Should the Partner contest, he shall prove his Creations do not fully belong to Accenture.
Article 10 — Software
10.1 The Partner agrees to comply with all terms and conditions of the contracts Accenture signed (use, user licence, protection) with regards to the use of software (products, programs, operating systems) or to which Accenture is bound within the scope of the projects.
10.2 The Partner commits to be very cautious with regards to IT risks such as fraud, viruses and hackers for Accenture systems and networks, as well as for the clients’ systems and networks.
Article 11 — Professional Secrecy
11.1 Accenture and their employees are bound to professional secrecy. Consequently, for the duration of the present employment contract and after its termination, the Partner is bound not to disclose to anyone (except to those who need to be informed about the project because of their responsibilities and duties) any information on the projects, studies, development, consulting and software produced within Accenture (or within an entity of the Group), either for clients or for Accenture, as he is bound to absolute professional secrecy. This applies as well to information, results, etc. pertaining to work carried out within Accenture (or within an entity of the Group) or at clients.
11.2 Furthermore, all necessary measures shall be taken to ensure no unauthorized third-party may have access to any document which contains confidential information such as, among others, those described above, information related to Accenture personnel and the Group personnel, as well as the list of Accenture clients and clients of the Group.

Article 12 — Confidentiality
12.1 Should the Partner terminate his employment contract with Accenture, except in the case of a transfer to another entity of the Group or in any other situation required by Accenture, he shall return to the Accenture France Chairman all equipment, files, projects, studies, methodologies, developments, consulting, software and other documents produced at Accenture (or at an entity of the Group), which he still holds.
12.2 He shall not keep any copy of the above documents and shall respect their confidentiality even after he left, unless specifically stated otherwise in writing by Accenture beforehand, and provided that information disclosed was legally known by the third-parties. Consequently, he agrees not to use the content of it for his own benefit or for a third-party benefit, and not to communicate or let communicate to anyone any information it contains. Breach of this confidentiality clause may implicate his personal liability.
Article 13 — Exclusive Rights for the Duration of the Employment Contract
13.1 The Partner commits to devote all his working time to Accenture and to any other entity of the Group, in order to fulfill the duties Accenture gave him in the scope of this employment contract.
13.2 Should an Accenture client or prospective client require professional services, on a personal basis and directly from the Partner, the Partner commits to refuse this request for him or any third-party, and inform the Accenture France Chairman.
13.3 He is not authorized to have another professional activity, either directly or indirectly, whether this activity is compensated or not, unless agreed otherwise in writing by the Accenture France Chairman, beforehand.
Article 14 — Loyalty and Faithfulness Obligation
14.1 Each Partner is bound to loyalty and faithfulness to his employer, forbidding him from any competition with his employer.
14.2 Should the Partner receive a job offer from a client, he acknowledges he shall inform immediately the Accenture France Chairman, to comply with this commitment.
Article 15 — Non-Compete Clause
15.1 The Partner acknowledges that his activity within Accenture implies direct contacts with Accenture clients, which gives him a wide access to know-how, techniques, marketing methods, and more widely, to confidential information about Accenture.
15.2 He acknowledges that confidential information represents one of the major Accenture assets. Consequently, Accenture has a legitimate concern to include a non-compete clause in this employment contract.
15.3 Consequently, and according to the nature of his duties, should this employment contract terminate, the Partner commits not to work, show interest or prospect directly or indirectly, for any reason whatsoever, for his personal benefit or a third-party’s benefit, Accenture clients, as well as prospective clients with whom he had direct contacts within the last 18 months preceding his employment contract termination. This commitment is valid for an 18-month duration, as of the employment contract termination.
15.4 Besides, the Partner commits not to hire or hire away Accenture employees, for his own benefit or for a third-party benefit.

15.5 Furthermore, the Partner commits not to join or work with an Accenture competitor (see list in Appendix B) and/or direct subsidiary or potential successor working in the same sphere of activity, for a 12-month duration after termination of his employment contract, more particularly as a partner, employee or consultant carrying out similar duties as the ones he carried out within Accenture. The Partner commits not to own more than 1% of the capital of an Accenture competitor.
15.6 These commitments are restricted to France.
15.7 Should one or more paragraphs, or part of a paragraph of this Article 15, be legally declared as void by a valid court, this paragraph or part of a paragraph shall be considered as void and null. This shall not have any effect on the other terms and conditions of this Article 15, which shall remain valid and enforceable.
Article 16 — Non-Solicitation Clause
16.1 The Partner commits, for the duration of his employment contract and for a 12-months duration after his notice period terminated, whether this notice period was executed or not, not to solicit directly or indirectly, for his own benefit or for a third-party benefit, any client of Accenture or the Group.
16.2 The Partner commits, for the duration of this employment contract and for a 12-months duration after his notice period terminated, whether this notice period was executed or not, not to hire or hire away, for his own benefit or for a third-party benefit, Accenture employees or employees of the Group, as well as employees of Accenture clients or of clients of the Group.
Article 17 — Independence
The Partner commits not to hold directly shares of an Accenture client company, even a few shares, as he may work on a project allowing him to have access to financial information on this company, other than the usual legal public information.
Article 18 — Data Protection
18.1 In the scope of the Partner’s personnel file management, professional career, performance evaluation, professional training, compensation (salary, paid vacation, various absences), his integration within Accenture and more widely all his professional activity within the Accenture Group, Accenture needs to have access to, collect, process, communicate and retain (called Data Processing hereafter) the Partner’s personal data, which he acknowledges and accepts.
18.2 Consequently, the Partner expressly authorizes Accenture to:
(a)	collect, process and retain his personal data,

(b)	communicate his personal data retained by Accenture to other members of Accenture and to entities of the Group worldwide, as well as to third-parties, should this communication prove necessary for professional purposes or to comply with legal regulations and requirements,

(c)	more widely, manage the “Data Processing” in compliance with the legal regulations and requirements (“Loi Informatique et Libertés” n° 78-17 of 6th January 1978).
18.3 The Partner has a right to access and modify his personal data. To do so, he shall address to the Human Resources Department.
18.4 Should the Partner communicate or already communicated to Accenture personal data on third-parties such as his spouse and children, he acknowledges he duly informed these third-parties and got their prior agreement on collection, processing, communication and retention of their personal data by Accenture or entities of the Group.

18.5 The Partner commits to collect, process, communicate and retain any personal data he had access to for the duration of this employment contract, in compliance with the legal regulations and requirements and the Accenture policies and procedures.
18.6 The Partner commits to use this personal data only in the scope and accomplishment of his professional duties.
Article 19 — Use of Personal Photographs
19.1 The Partner authorizes Accenture to use, copy, publish the personal photograph he freely provided Accenture when joining the firm, to the other Accenture members and members of entities of the Group. Use, copy and distribution shall only be carried out in the scope of internal and external professional activities and more specifically in the scope of activities operated by Accenture such as meetings or project presentations to which the Partner participated.
19.2 These use, copy and distribution shall be made on all media, and more particularly on paper based medium, “Notes” databases, slide shows, employees photo repository, newsletters and, after photograph was scanned or digitalized, by any other means.
19.3 The Partners understands that these use, copy and distribution of this personal photograph can be suspended or stop any time upon his request. He shall also be able to request back his personal photograph at any time. In any case, these use, copy and distribution shall automatically stop upon termination of his Accenture employment, for whatever departure reason.
Paris, 23rd May 2001
The Partner
Please write “lu et approuvé” (read and approved) above your signature

APPENDIX A
As of 1st December 2003, the Partner shall receive the following annual reference salary as compensation, as per Article 1 of the addendum to his work contract, taking effect on 1st December 2003:                      euros (gross amount)
As of 1st December 2003, the Partner shall receive a monthly variable bonus, as per Article 2 of the addendum to his work contract taking effect on 1st December 2003 of the following maximum amount:                      euros (gross amount)
Drawn up in duplicate in Paris on 28 November 2003, each Party keeping one original copy.
Please write “lu et approuvé” (read and approved) above your signature

ADDENDUM TO THE EMPLOYMENT CONTRACT
BETWEEN :
ACCENTURE SAS
hereafter referred to as “Accenture SAS” on the first hand
AND :
Name:
Address:
hereafter referred to as the “Partner” on the other hand
Both Accenture SAS and the Partner shall jointly be referred to as “the Parties”
IT IS REMINDED THAT:
All Partners of the Accenture Group (hereafter called “the Group”) have made a worldwide decision in September 2003 to modify the Partners’ compensation scheme as of 1st December 2003.
Consequently, as of 1st December 2003, this addendum to the employment contract amends the Partner’s employment contract and its addendums, if any, with regards to all terms and conditions on compensation.
IT HAS BEEN AGREED THE FOLLOWING:
Article 1 — Base Salary
1.1 Based on his new “Level of Responsibility” and its corresponding face value, the Partner shall receive, as compensation, the annual reference salary shown in Appendix A of this addendum to his employment contract.
1.2 Taking into account his professional responsibilities whose importance implies a significant independence in his work schedule organization, his large autonomy in taking decisions and his compensation level, the Partner’s position is “Cadre Dirigeant” (Top Executive), as per legal regulations on working time. Consequently, the legal regulations on working time, and more specifically on overtime, are not applicable to the Partner because of his position as “Cadre Dirigeant". As a result, the Partner will not be authorized to claim payment of overtime.
1.3 The Partner and Accenture SAS agree that 10% of the above mentioned salary will be paid as an advance payment of the non-compete clause described in his employment contract. This advance payment will stop when base salary payment stops. Advance payment paid to the Partner for the duration of the present work contract will hence be considered as the financial compensation of the non-compete clause.
Article 2 — Monthly Variable Bonus
2.1 Due to his position, the Partner is liable to receive a variable monthly bonus whose maximum amount is shown in Appendix A of this addendum. Payment and amount of this monthly variable bonus shall be discretionary and set each month by Accenture SAS.

2.2 Any variable monthly bonus, if applicable, will be paid directly to the Partner’s bank account, together with his base salary.
Article 3 — Individual Performance Bonus
3.1 Taking into account his Partner position and his individual performance rating for the previous fiscal year, the Partner is liable to receive an individual performance bonus, paid on a monthly basis, directly to his bank account and together with his base salary.
3.2 As his individual performance is reviewed each fiscal year, the Partner acknowledges that payment of individual performance bonuses related to previous fiscal years, successive or not, does not open any right for future payments.
Article 4 — Quarterly Bonus Based on the Performance of the Group
4.1 If the Partner’s position was a Partner position for at least one full fiscal year, he is liable to receive quarterly bonuses based on the performance of the Group, as of the second fiscal year, provided his position is still a Partner position on the first day of the quarter following the first fiscal year mentioned above.
4.2 Payment and amount of these quarterly bonuses based on the performance of the Group are discretionary and shall depend on the compensation policy applied in the Group, as well as on the achievements by the Group of the quarterly targets for the last 4 quarters, as set in the annual budget of the Group at beginning of each fiscal year.
4.3 Payment of quarterly bonuses based on the performance of the Group and related to previous fiscal years, successive or not, does not open any right for future payments.
Article 5 — Annual Variable Bonus
5.1 Due to his position, the Partner is liable to receive a variable annual bonus whose gross amount and payment shall be discretionary and shall depend on the compensation policy applied in the Group, as well as on the economic and financial performance of the Group confirmed at end of each fiscal year. Consequently, it shall be decided, after public announcement of the fiscal year earnings is made, if payment of this bonus is appropriate and which bonus amount should be granted.
5.2 This annual bonus shall be paid only if the Partner is employed as Partner on the last day of the fiscal year concerned. Should the Partner be appointed as Partner during the course of the fiscal year, payment of the annual variable bonus, if applicable, shall be prorated (prorata temporis).
5.3 No annual variable bonus shall be paid to the Partner whose employment contract terminated, if he breached his non-compete clause, which is valid after his employment contract terminated.
5.4 Payment of variable annual bonuses related to previous fiscal years, successive or not, does not open any right for future payments.
Article 6 — Duration
This addendum to the employment contract and to any former addendum to this work contract cancels and replaces all prior contractual provisions related to compensation which may have been agreed upon with the Partner, and shall take effect on 1st December 2003, on a permanent basis.
Drawn up in duplicate in Paris on 28 November 2003, each Party keeping one original copy.
Please sign each page of the addendum with your initials and sign the last page after you wrote “lu et approuvé” (read and approved) above your signature
Appendix A attached herewith

APPENDIX A
As of 1st December 2003, the Partner shall receive the following annual reference salary as compensation, as per Article 1 of the addendum to his work contract, taking effect on 1st December 2003:                      euros (gross amount)
As of 1st December 2003, the Partner shall receive a monthly variable bonus, as per Article 2 of the addendum to his work contract taking effect on 1st December 2003 of the following maximum amount:                      euros (gross amount)
Drawn up in duplicate in Paris on 28 November 2003, each Party keeping one original copy.
Please write “lu et approuvé” (read and approved) above your signature